Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, Pennsylvania 19103




March 7, 1997


Closure Medical Corporation
5265 Capital Boulevard
Raleigh, North Carolina 27616


Re:      Closure Medical Corporation
         Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Closure Medical Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 1,725,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), of which up to 1,025,000 shares of Common Stock (the "Company Shares"), including shares purchasable by the underwriters upon exercise of their over-allotment option, are to be newly issued and sold by the Company, and of which 700,000 shares of Common Stock (the "Selling Stockholder Shares") are to be sold by the selling stockholder (the "Selling Stockholder") listed in the Registration Statement under "Principal and Selling Stockholders." This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Restated Certificate of Incorporation, as amended; (c) the Company's By-Laws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.




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Closure Medical Corporation
March 7, 1997
Page 2


Based upon the foregoing, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable, and the Company Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to this Firm under the caption "Legal Matters." In giving such opinion and consenting to such reference, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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